EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces Preliminary and Unaudited Fourth Quarter and Fiscal Year 2015 Sales Results

Presentation at 18th Annual ICR Conference Today at 4:30 PM Eastern Time

SOUTHLAKE, Texas, Jan. 12, 2016 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported preliminary and unaudited sales results for the fourth quarter and fiscal year 2015 ended December 29, 2015.

For the fourth quarter 2015 compared to the fourth quarter 2014:

  Consolidated revenues are expected between $113.9 million and $114.1 million representing an increase of 7.7% to 7.8% from $105.8 million.
  Comparable restaurant sales decreased 1.6% at Del Frisco’s Double Eagle Steak House.
  Comparable restaurant sales decreased 1.8% at Sullivan’s Steakhouse.
  Comparable restaurant sales decreased 4.5% at Del Frisco’s Grille.
  Blended comparable restaurant sales decreased 2.2%.

For the fiscal year 2015 compared to the fiscal year 2014:

  Consolidated revenues are expected between $331.4 million and $331.6 million representing an increase of 9.8% to 9.9% from $301.8 million.
  Comparable restaurant sales increased 0.1% at Del Frisco’s Double Eagle Steak House.
  Comparable restaurant sales increased 0.2% at Sullivan’s Steakhouse.
  Comparable restaurant sales decreased 4.4% at Del Frisco’s Grille.
  Blended comparable restaurant sales decreased 0.7%.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "Our fourth quarter top-line and comparable restaurant sales results fell short of our expectations due to macro pressures as well as some of the same factors that we articulated during our third quarter conference call – namely, challenges in some markets related to the oil-industry slowdown.  We did see each consecutive period within the quarter improve versus the prior period. In 2016 we will be devoting greater effort towards refining and improving operations at all of our existing restaurants while limiting development.  We believe this approach will pay long-term dividends for the benefit of all shareholders and will position us for growth in 2017 and beyond.”

Restaurant Portfolio
In the fourth quarter of 2015, we opened three Del Frisco’s Grilles in Little Rock, Arkansas, Hoboken, New Jersey and Cherry Creek, Colorado.  Additionally we closed two Del Frisco’s Grilles in Palm Beach, Florida and Phoenix, Arizona.

During 2016, we will open two to three Grilles including locations in Huntington, Long Island, New York and in Nashville, Tennessee.  Early in the fourth quarter of 2016, we will be moving the Del Frisco's Double Eagle Steak House in North Dallas to Uptown Dallas.  Del Frisco's Double Eagle Steak House Dallas will continue to serve guests from its current location in North Dallas until the new restaurant is completed.

ICR Conference Presentation Today
The Company is presenting at 4:30 PM Eastern Time today at the 18thAnnual ICR Conference at the Grande Lakes Orlando Resort in Florida.  Investors and interested parties may listen to a live and archived webcast of the presentation from our corporate website at www.DFRG.com under the “Investor Relations” section, or directly through the ICR Conference website at www.icrconference.com.

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 50 restaurants across 22 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille.  Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof.  Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees;the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com